Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated January 29, 2020, relating to the balance sheet of CITIC Capital Acquisition Corp. as of December 31, 2019, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from September 9, 2019 (inception) through December 31, 2019, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-236006 and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

February 10, 2020